Exhibit 23.1

CONSENT OF Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 4, 2021 (December 9, 2021, as to the effects of discontinued operations discussed in Notes 1 and 2) relating to the financial statements of Fiesta Restaurant Group, Inc., appearing in the Current Report on Form 8-K of Fiesta Restaurant Group, Inc. filed on December 9, 2021, and our report dated March 4, 2021, relating to the effectiveness of Fiesta Restaurant Group, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Fiesta Restaurant Group, Inc. for the year ended January 3, 2021.

/s/ Deloitte & Touche LLP

Dallas, Texas

January 7, 2022